FOR IMMEDIATE RELEASE	Contact: Matt Funke, CFO
January 25, 2013	(573) 778-1800

SOUTHERN MISSOURI BANCORP REPORTS PRELIMINARY FISCAL 2013 SECOND QUARTER
AND YEAR-TO-DATE RESULTS,
DECLARES DIVIDEND OF $0.15 PER COMMON SHARE,
SCHEDULES CONFERENCE CALL TO DISCUSS RESULTS FOR JANUARY 29 AT 3:30PM CST

Highlights:

•
Preliminary fiscal year 2013 second quarter earnings per common share (diluted) reported at $.72, down from $0.95 in the year ago period, as average fully-diluted common shares outstanding increased from 2.7 million in the year ago period to 3.4 million in the current quarter, and net income available to common shareholders decreased to $2.4 million, as compared to $2.6 million in the year ago period.  The increase in average shares outstanding was a result of the common stock offering completed in November 2011.  Earnings per common share (diluted) were up $.01, as compared to the $.71 earned in the first quarter of fiscal 2013, the linked quarter.

•
For the second quarter of fiscal 2013, the Company generated an annualized return on average assets of 1.32% and an annualized return on average common equity of 12.5%, as compared to 1.44% and 17.1%, respectively, for the same period of the prior year.  In the first quarter of fiscal 2013, the linked quarter, the annualized return on average assets was 1.41%, and the annualized return on average common equity was 12.6%.

•
Net interest margin for the second quarter of fiscal 2013 was 4.17%, up from the 4.12% reported for the year ago period, but down from the net interest margin of 4.30% for the first quarter of fiscal 2013, the linked quarter.

•	Noninterest income was up 24.3% for the second quarter of fiscal 2013, compared to the year ago period, and up 5.5% from the first quarter of fiscal 2013, the linked quarter.
•	Noninterest expense was up 14.3% for the second quarter of fiscal 2013, compared to the year ago period, and up 7.6% from the first quarter of fiscal 2013, the linked quarter.
•
The Company posted loan growth of $36.0 million, or 6.2%, during the first six months of fiscal 2013; deposits increased $21.6 million, or 3.7%.  Investment balances were up slightly, and cash balances decreased.

•
Non-performing assets and non-performing loans increased in the first six months of fiscal 2013, but were down from totals reported for at September 30, 2012, as the Company worked through the resolution process of several previously classified credits.

Poplar Bluff, Missouri - Southern Missouri Bancorp, Inc. (“Company”) (NASDAQ: SMBC), the parent corporation of Southern Bank (“Bank”), today announced preliminary net income available to common shareholders for the second quarter of fiscal 2013 of $2.4 million, a decrease of $122,000, or 4.8%, as compared to $2.6 million in net income available to common shareholders earned during the same period of the prior fiscal year.  The decrease was attributable primarily to an increase in noninterest expense and an increase in provision for loan losses, partially offset by decreases in provisions for income taxes and increases in noninterest income and net interest income.  Preliminary net income available to common shareholders was $.72 per fully diluted common share for the second quarter of fiscal 2013, a decrease of 24.2%, as compared to the $.95 per fully diluted common share earned during the same period of the prior fiscal year. The decrease was primarily the result of higher average fully diluted common shares outstanding following the common stock offering completed in November 2011.  Before the dividend on preferred shares of $50,000, preliminary net income for the first quarter of fiscal 2013 was $2.5 million, a decrease of $194,000, or 7.2%, as compared to the same period of the prior fiscal year.

Dividend Declared:

The Company is pleased to announce that the Board of Directors, on January 22, 2013, declared its 75th consecutive quarterly dividend on common stock since the inception of the Company.  The cash dividend of $.15 per common share will be paid on February 28, 2013, to common stockholders of record at the close of business on February 15, 2013.  The Board of Directors and management believe the payment of a quarterly cash dividend enhances shareholder value and demonstrates our commitment to and confidence in our future prospects.

Conference Call:

The Company will host a conference call to review the information provided in this press release on Tuesday, January 29, 2013, at 3:30 p.m., CST (4:30 p.m., EST).  The call will be available live to interested parties by calling 1-888-317-6016 in the United States (Canada: 1-855-669-9657, international: 1-412-317-6016).  Following the call, telephone playback will be available one hour following the conclusion of the call, until 8:00 a.m., CST, on February 13, 2013.  The playback may be accessed by dialing 1-877-344-7529 (international: 1-412-317-0088), and using the conference passcode 10024377.

Balance Sheet Summary:

The Company experienced balance sheet growth in the first six months of fiscal 2013, with total assets increasing $31.0 million, or 4.2%, to $770.2 million at December 31, 2012, as compared to $739.2 million at June 30, 2012.  Balance sheet growth was primarily due to growth in loan balances, funded by deposit growth, reductions in cash equivalent balances, and by increases in securities sold under agreements to repurchase.

Available-for-sale investments increased $2.5 million, or 3.3%, to $77.6 million at December 31, 2012, as compared to $75.1 million at June 30, 2012.  Increases in US agency obligations municipal obligations were partially offset by decreases in mortgage-backed securities.  Cash and equivalents were down $17.1 million, redeployed into earning assets, primarily loans.

Loans, net of the allowance for loan losses, increased $36.0 million, or 6.2%, to $619.4 million at December 31, 2012, as compared to $583.5 million at June 30, 2012.  Loan balances were up due primarily to increases in commercial real estate and residential (primarily multifamily) real estate loans, partially offset by decreases in equipment and operating lines for agricultural and commercial borrowers, as well as decreases in construction loan balances.  The decrease in agricultural operating lines is primarily seasonal and would be expected to continue through the March 31 quarter.

Non-performing loans were $2.2 million, or 0.35% of gross loans, at December 31, 2012, as compared to $2.4 million, or 0.41% of gross loans, at June 30, 2012; non-performing assets were $5.9 million, or 0.77% of total assets, at December 31, 2012, as compared to $4.0 million, or 0.54% of total assets, at June 30, 2012. Our allowance for loan losses at December 31, 2012, totaled $7.9 million, representing 1.26% of gross loans and 359% of non-performing loans, as compared to $7.5 million, or 1.27% of gross loans, and 312% of non-performing loans, at June 30, 2012.  The increase in non-performing assets was due primarily a single relationship which accounted for $2.4 million in foreclosed real estate balances at December 31, 2012; the majority of the foreclosed property value is commercial real estate.  (The loan relationship had migrated from classified to non-accrual status during the quarter ended September 30, 2012.)  For all impaired loans, the Company has measured impairment under ASC 310-10-35, and management believes the allowance for loan losses at September 30, 2012, is adequate, based on that measurement.

Total liabilities increased $26.8 million to $671.3 million at December 31, 2012, an increase of 4.2% as compared to $644.5 million at June 30, 2012.  This growth was primarily the result of an increase in deposit accounts and securities sold under agreements to repurchase.

Deposits increased $21.6 million, or 3.7%, to $606.4 million at December 31, 2012, as compared to $584.8 million at June 30, 2012.  Of the increase, $7.8 million was attributable to public unit funds, and was somewhat seasonal in nature.  Increased balances were noted in interest-bearing checking, noninterest checking, and certificate of deposit balances, partially offset by a decline in savings accounts.  The average loan-to-deposit ratio for the second quarter of fiscal 2013 was 105.8%, as compared to 94.6% for the same period of the prior fiscal year.

FHLB advances were $24.5 million at December 31, 2012, unchanged in comparison to June 30, 2012; however, overnight FHLB advances were utilized during the first six months of fiscal 2013 (the average amount of overnight borrowings was $11.5 million.  Securities sold under agreements to repurchase totaled $30.9 million at December 31, 2012, as compared to $25.6 million at June 30, 2012, an increase of 20.7%, attributable mostly to seasonal inflows from public units.  At both dates, the full balance of repurchase agreements was held by local small business and government counterparties.

The Company’s stockholders’ equity increased $4.2 million, or 4.4%, to $98.9 million at December 31, 2012, from $94.7 million at June 30, 2012.  The increase was due primarily to retention of net income, partially offset by cash dividends paid on common and preferred stock.

Income Statement Summary:

The Company’s net interest income for the three-month period ended December 31, 2012, was $7.3 million, an increase of $9,000, or 0.1%, as compared to the same period of the prior fiscal year.  For the six-month period ended December 31, 2012, net interest income was $14.8 million, a decrease of $49,000, or 0.3%, as compared to the same period of the prior fiscal year.  For the three-month period, the increase, as compared to the prior fiscal year, was attributable to an increase in net interest margin, from 4.12% to 4.17%, partially offset by a 1.1% decline in the average balance of interest-earning assets.  For the six-month period, the decrease, as compared to the prior fiscal year, was attributable to a decline in the net interest margin, from 4.27% to 4.23%, partially offset by a 0.4% increase in average interest-earning assets.  In December 2010, the Company acquired from the FDIC, as receiver, most of the assets and substantially all of the liabilities of the former First Southern Bank (the Acquisition).  Accretion of fair value discount on loans and amortization of fair value premiums on time deposits related to the Acquisition declined from $1.0 million in the second quarter of fiscal 2012 to $366,000 in the second quarter of fiscal 2013.  The change in this component reduced net interest income by $637,000 and net interest margin by 36 basis points for the current quarter as compared to the year ago period.  Accretion of fair value discount on loans and amortization of fair value premiums on time deposits related to the Acquisition declined from $2.2 million in the first six months of fiscal 2012 to $895,000 in the first six months of fiscal 2013.  The change in this component reduced net interest income by $1.3 million and net interest margin by 36 basis points for the current fiscal year to date as compared to the year ago period.  The Company expects the impact of the fair value discount accretion to continue to decline, over time, as the assets acquired at a discount continue to mature or prepay.

The provision for loan losses for the three- and six-month periods ended December 31, 2012, was $462,000 and $1.1 million, respectively, as compared to $345,000 and $862,000, respectively, in the same periods of the prior fiscal year.  As a percentage of average loans outstanding, provision for the current three-and six-month periods represented annualized charges of 0.30% and 0.35%, respectively, as compared to 0.25% and 0.31%, respectively, for the same periods of the prior fiscal year.  The increase in provision for the three- and six-month periods ended December 31, 2012, as compared to the same periods of the prior fiscal year, was attributed to higher net charge offs, strong loan growth, and an increase in nonperforming credits.  Net charge offs for the six-month period ended December 31, 2012, were 0.21% of average loans, as compared to 0.09% for the same period of the prior fiscal year.

The Company’s noninterest income for the three- and six-month periods ended December 31, 2012, was $1.1 million and $2.2 million, respectively, increases of $219,000, or 24.3%, and $162,000, or 8.1%, respectively, as compared to the same periods of the prior fiscal year.  The increase was attributed primarily to increased deposit account charges and fees (resulting from transaction account growth and increased NSF activity), increases in the cash value of bank-owned life insurance (resulting from an additional investment in such policies in March 2012), and higher bank card network interchange revenues (resulting from additional bank card transaction volume).  The three-month period comparison was additionally improved as a result of better secondary market loan sales, while the six-month period comparison was less favorable as a result of inclusion in the prior period’s result of the settlement of a legal claim obtained in the Acquisition.

Noninterest expense for the three- and six-month periods ended December 31, 2012, was $4.4 million and $8.6 million, respectively, increases of $557,000, or 14.3%, and $912,000, or 11.9%, respectively, as compared to the same periods of the prior fiscal year.  The increases were primarily attributable to higher compensation and occupancy expenses, additional expenses related to foreclosed property, and smaller gains on the sale of foreclosed property, partially offset by a decline in the cost of providing internet and mobile banking services.  The efficiency ratio for the three- and six-month periods ended December 31, 2012, was 52.6% and 50.7%, respectively, as compared to 47.2%  and 45.6%, respectively, for the same periods of the prior fiscal year.  The deterioration for the three- and six-month ratios resulted from increases of 14.3% and 11.9%, respectively, in expenses, partially offset by increases of 2.8% and 0.7%, respectively, in revenues.

The income tax provision for the three- and six-month periods ended December 31, 2012, was $1.1 million and $2.2 million, respectively, decreases of $252,000, or 19.1%, and $556,000, or 20.1%, respectively, as compared to the same periods of the prior fiscal year.  The declines were attributed primarily to a decrease in pre-tax income, as well as a decline in the effective tax rate, from 33.0% and 33.3%, respectively,  in the three- and six-month periods ended December 31, 2011, to 30.0% and 30.3%, respectively, in the three- and six-month periods ended December 31, 2012.  The decreases in the effective tax rates were attributed to continued investments in tax-advantaged assets, and the lower level of pre-tax income.

Forward-Looking Information:

Except for the historical information contained herein, the matters discussed in this press release may be deemed to be forward-looking statements that are subject to known and unknown risks, uncertainties, and other factors that could cause the actual results to differ materially from the forward-looking statements, including: the strength of the United States economy in general and the strength of the local economies in which we conduct operations; fluctuations in interest rates and in real estate values; monetary and fiscal policies of the Board of Governors of the Federal Reserve System and the U.S. Government and other governmental initiatives affecting the financial services industry; the risks of lending and investing activities, including changes in the level and direction of loan delinquencies and write-offs and changes in estimates of the adequacy of the allowance for loan losses; our ability to access cost-effective funding; the timely development of and acceptance of our new products and services and the perceived overall value of these products and services by users, including the features, pricing and quality compared to competitors' products and services; expected cost savings, synergies and other benefits from the Company’s merger and acquisition activities might not be realized within the anticipated time frames or at all, and costs or difficulties relating to integration matters, including but not limited to customer and employee retention, might be greater than expected; fluctuations in real estate values and both residential and commercial real estate market conditions; demand for loans and deposits in our market area; legislative or regulatory changes that adversely affect our business; results of examinations of us by our regulators, including the possibility that our regulators may, among other things, require us to increase our reserve for loan losses or to write-down assets; the impact of technological changes; and our success at managing the risks involved in the foregoing. Any forward-looking statements are based upon management’s beliefs and assumptions at the time they are made. We undertake no obligation to publicly update or revise any forward-looking statements or to update the reasons why actual results could differ from those contained in such statements, whether as a result of new information, future events or otherwise. In light of these risks, uncertainties and assumptions, the forward-looking statements discussed might not occur, and you should not put undue reliance on any forward-looking statements.

Southern Missouri Bancorp, Inc.
UNAUDITED CONDENSED CONSOLIDATED FINANCIAL INFORMATION

Summary Balance Sheet Data as of:	December 31, 2012	June 30, 2012

Cash and equivalents	$18,452,000	$34,694,000
Available for sale securities	77,635,000	75,127,000
Membership stock (1)	3,019,000	3,019,000
Loans receivable, gross	627,330,000	590,957,000
Allowance for loan losses	7,920,000	7,492,000
Loans receivable, net	619,410,000	583,465,000
Bank-owned life insurance	16,212,000	15,957,000
Intangible assets	1,249,000	1,458,000
Premises and equipment	15,302,000	11,347,000
Other assets	18,913,000	14,122,000
Total assets	$770,192,000	$739,189,000

Interest-bearing deposits	$544,951,000	$530,001,000
Noninterest-bearing deposits	61,454,000	54,813,000
Securities sold under agreements to repurchase	30,945,000	25,642,000
FHLB advances	24,500,000	24,500,000
Other liabilities	2,200,000	2,288,000
Subordinated debt	7,217,000	7,217,000
Total liabilities	671,267,000	644,461,000

Preferred stock	20,000,000	20,000,000
Common stockholders' equity	78,925,000	74,728,000
Total stockholders' equity	98,925,000	94,728,000

Total liabilities and stockholders' equity	$770,192,000	$739,189,000

Equity to assets ratio	12.84%	12.82%
Common shares outstanding	3,254,000	3,248,000
Book value per common share	$24.25	$23.01
Closing market price	22.45	21.50

Nonperforming asset data as of:	December 31, 2012	June 30, 2012

Nonaccrual loans	$2,191,000	$2,398,000
Accruing loans 90 days or more past due	18,000	-
Nonperforming troubled debt restructurings (2)	-	-
Total nonperforming loans	2,209,000	2,398,000
Other real estate owned (OREO)	3,462,000	1,426,000
Personal property repossessed	114,000	9,000
Nonperforming investment securities	125,000	125,000
Total nonperforming assets	$5,910,000	$3,958,000

Total nonperforming assets to total assets	0.77%	0.54%
Total nonperforming loans to gross loans	0.35%	0.41%
Allowance for loan losses to nonperforming loans	358.53%	312.43%
Allowance for loan losses to gross loans	1.26%	1.27%

Performing troubled debt restructurings	$3,515,000	$3,138,000

(1) Federal Home Loan Bank and Federal Reserve Bank of St. Louis membership stock
(2) reported here only if not otherwise listed as nonperforming (i.e., nonaccrual or 90+ days past due)

	For the three-month period ended		For the six-month period ended
Average Balance Sheet Data:	December 31, 2012	December 31, 2011	December 31, 2012	December 31, 2011

Interest-bearing cash equivalents	$8,350,000	$80,800,000	$10,129,000	$62,540,000
Available for sale securities and membership stock	77,466,000	70,080,000	76,257,000	68,429,000
Loans receivable, gross	617,495,000	559,925,000	610,245,000	562,946,000
Total interest-earning assets	703,311,000	710,805,000	696,631,000	693,915,000
Other assets	50,471,000	30,801,000	47,714,000	29,328,000
Total assets	$753,782,000	$741,606,000	$744,345,000	$723,243,000

Interest-bearing deposits	$527,902,000	$550,620,000	$524,331,000	$541,335,000
Securities sold under agreements to repurchase	26,858,000	27,087,000	25,713,000	26,438,000
FHLB advances	37,918,000	33,500,000	36,024,000	33,500,000
Subordinated debt	7,217,000	7,217,000	7,217,000	7,217,000
Total interest-bearing liabilities	599,895,000	618,424,000	593,285,000	608,490,000
Noninterest-bearing deposits	55,519,000	41,382,000	53,816,000	39,175,000
Other noninterest-bearing liabilities	358,000	1,996,000	336,000	3,205,000
Total liabilities	655,772,000	661,802,000	647,437,000	650,870,000

Preferred stock	20,000,000	20,000,000	20,000,000	18,682,000
Common stockholders' equity	78,010,000	59,804,000	76,908,000	53,691,000
Total stockholders' equity	98,010,000	79,804,000	96,908,000	72,373,000

Total liabilities and stockholders' equity	$753,782,000	$741,606,000	$744,345,000	$723,243,000

	For the three-month period ended		For the six-month period ended
Summary Income Statement Data:	December 31, 2012	December 31, 2011	December 31, 2012	December 31, 2011

Interest income:
Cash equivalents	$11,000	$52,000	$30,000	$81,000
Available for sale securities and membership stock	457,000	634,000	945,000	1,263,000
Loans receivable	8,730,000	9,257,000	17,584,000	18,813,000
Total interest income	9,198,000	9,943,000	18,559,000	20,157,000
Interest expense:
Deposits	1,497,000	2,163,000	3,076,000	4,446,000
Securities sold under agreements to repurchase	54,000	59,000	102,000	119,000
FHLB advances	259,000	339,000	513,000	679,000
Subordinated debt	58,000	60,000	117,000	114,000
Total interest expense	1,868,000	2,621,000	3,808,000	5,358,000
Net interest income	7,330,000	7,322,000	14,751,000	14,799,000
Provision for loan losses	462,000	345,000	1,073,000	862,000
Noninterest income	1,118,000	899,000	2,178,000	2,016,000
Noninterest expense	4,440,000	3,884,000	8,579,000	7,667,000
Income taxes	1,065,000	1,317,000	2,206,000	2,761,000
Net income	2,481,000	2,675,000	5,071,000	5,525,000
Less: effective dividend on preferred shares	50,000	122,000	245,000	352,000
Net income available to common shareholders	$2,431,000	$2,553,000	$4,826,000	$5,173,000

Basic earnings per common share	$0.75	$0.98	$1.49	$2.21
Diluted earnings per common share	0.72	0.95	1.43	2.12
Dividends per common share	0.15	0.12	0.30	0.24
Average common shares outstanding:
Basic	3,249,000	2,595,000	3,249,000	2,345,000
Diluted	3,383,000	2,687,000	3,382,000	2,434,000

Return on average assets	1.32%	1.44%	1.36%	1.53%
Return on average common shareholders' equity	12.5%	17.1%	12.6%	19.3%

Net interest margin	4.17%	4.12%	4.23%	4.27%
Net interest spread	3.98%	3.90%	4.05%	4.05%

Efficiency ratio	52.6%	47.2%	50.7%	45.6%